Exhibit 10.3

TRICO BANCSHARES
PERFORMANCE AWARD GRANT NOTICE

TriCo Bancshares, a California corporation (the “Company”), pursuant to its 2024 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant” or “you”), a Performance Award (the “Award”). Such award shall be comprised of performance-based Restricted Stock Units (the “Units” or “PSUs”), each of which is a right to receive the value of one (1) share of Common Stock, on the terms and conditions set forth herein and in the Performance Award Agreement attached hereto (the “Award Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:	[insert name]
Grant Date:	March 28, 2025
Target Number of Units:	____, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	# which is 150% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Period:*
Three years beginning March 28, 2025 and ending March 28, 2028 subject to Sections 3, 7.1 and 7.2 of the Award Agreement.
*For performance periods that fall on weekends and holidays, this date will be the next business/trading day following such date.

Performance Measure:
The difference, measured in percentage points, for the Performance Period between the Company Total Shareholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2.2 of the Award Agreement (or as otherwise provided in the Award Agreement).

Benchmark Index:	The KBW Regional Banking Index (Ticker Symbol ^KRX)
Relative Return Factor:
A percentage (rounded to the nearest 1/10th of 1% and not greater than 150% or less than 0%) equal to the sum of 100% plus the product of 2 multiplied by the difference (whether positive or negative) equal to (i) the Company Total Shareholder Return minus (ii) the Benchmark Index Total Return, as illustrated by Appendix A.

2025 NonExec PSU Grant Notice/Agreement for 2024 Plan - Final	-1-

Vesting Date:
The “Vesting Date” is the date upon which the Committee officially determines the degree of achievement of the Performance Measure in accordance with Section 2.2 of the Award Agreement (or as otherwise provided in the Award Agreement). The Vesting Date shall occur within 45 days following the final date of the Performance Period, except as otherwise provided by the Award Agreement.

Vested Units:
Provided that there has been no termination of Participant’s continued employment or provision of services to the Company or any Affiliate thereof (“Continuous Service”) prior to the Vesting Date (except as otherwise provided by the Award Agreement), the number of Vested Units, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor (rounded down to the nearest whole share), as illustrated by Appendix A.

Settlement Date:	For each Vested Unit, except as otherwise provided by the Award Agreement, a date occurring during the 28 day period following the Vesting Date, which date during such period shall be solely determined by the Company.
By signing below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement (including Appendixes A and B) and the Grant Notice. The Participant has reviewed and fully understands all provisions of the Plan, the Award Agreement, and the Grant Notice in their entirety and has had an opportunity to obtain the advice of counsel prior to executing below. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Award Agreement, the Grant Notice or relating to the PSUs.

TRICO BANCSHARES		PARTICIPANT
By:		By:
Name:	Richard P. Smith	Print Name:
Title:	President & CEO
Address:	63 Constitution Drive Chico, CA 95973	Address:

ATTACHMENTS:    Performance Award Agreement. A copy of the TriCo Bancshares 2024 Equity Incentive Plan, and the prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares of Common Stock issuable pursuant to the

2025 NonExec PSU Grant Notice/Agreement for 2024 Plan - Final	-2-

Award are available on the Human Resources section of the Company’s intranet or upon request to Human Resources.

2025 NonExec PSU Grant Notice/Agreement for 2024 Plan - Final	-3-

TRICO BANCSHARES
PERFORMANCE AWARD AGREEMENT

TriCo Bancshares (the “Company”) has granted to the Participant named in the Performance Award Grant Notice (the “Grant Notice”), to which this Performance Award Agreement (including Appendixes A and B, this “Award Agreement”) is attached, an Award consisting of performance-based Restricted Stock Units (the “Units” or “PSUs”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. This Award has been granted pursuant to the TriCo Bancshares 2024 Equity Incentive Plan (the “Plan”), as amended, the provisions of which are incorporated herein by reference. Participant agrees that any shares of Common Stock issued with respect to the Award are subject to the minimum holding requirements described in Section 29 of the Plan.
Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned under the Plan.
1.The Award.

1.1The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which a performance goal is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Units which have become vested are referred to herein as “Vested Units,” and all other Units are referred to herein as “Unvested Units.” Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the Settlement Date one (1) share of Common Stock or, at the discretion of the Committee, the Fair Market Value thereof in cash. Unless and until a Unit has vested and becomes a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units (including any rights with respect dividends payable with respect to the underlying shares of Common Stock). Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.Performance Measurement.

2.1Level of Performance Measure Attained. As soon as practicable following completion of the Performance Period, but in any event no later than 45 days thereafter, the Committee shall certify in writing the level of attainment of the Performance Measure during the Performance Period, the resulting Relative Return Factor and the number of Units which have become Vested Units.
2.2
2.3Components of Performance Measure. The components of Performance Measure shall be determined for the Performance Period in accordance with the following:
2.4
(a)“Company Total Shareholder Return” means the percentage point increase or decrease in (i) the Average Per Share Closing Price for the 30 trading day period

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-1-

ending on the last day of the Performance Period over (ii) the Average Per Share Closing Price for the 30 trading day period ending on the first day of the Performance Period.

(b)“Average Per Share Closing Price” means the average of the daily closing prices per share of Common Stock as reported on the Nasdaq Stock Market (or such other market on which shares of Common Stock are traded) for all trading days falling within an applicable 30 trading day period described in (a) above. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to shareholders during the 30 trading day period ending on the first day of the Performance Period and during the Performance Period.

(c)“Benchmark Index Total Return” means the percentage point increase or decrease in (i) the Average Closing Index Value for the 30 trading day period ending on the last day of the Performance Period over (ii) the Average Closing Index Value for the 30 trading day period ending on the first day of the Performance Period.

(d)“Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 30 trading day period described in (c) above.

3.Vesting.

3.1Normal Vesting. Except as otherwise provided by this Award Agreement, Units shall vest and become Vested Units as provided in the Grant Notice.

3.2Vesting Upon a Change in Control. In the event of a Change in Control, vesting shall be determined in accordance with Section 7.1.

3.3Vesting Upon Involuntary Termination Following a Change in Control. In the event that upon or within twelve (12) months following the consummation of a Change in Control, the Participant experiences a termination of Continuous Service due to Involuntary Termination, then vesting shall be determined in accordance with Section 7.2.

3.4Vesting Upon Death/Disability. If you die or become Permanently Disabled (as defined below) while you are eligible to vest in PSUs under this Award, the PSUs will immediately vest pro rata in a similar fashion as set forth in Section 7 and, if you die, will be distributed in shares of Common Stock (after applicable tax withholding, if any) to your designated beneficiary on file with the Company’s stock administration department or Human Resources, or if no beneficiary has been designated or survives you or if beneficiary designation is not recognized by local legislation, then to your estate (in the case of death) or to you (or your legal representatives) (in the case of Permanent Disability).

(a)“Permanently Disabled” means your “permanent disability” as such term is defined in the long-term disability insurance provided by the Company, or if such insurance is not provided by Company, the term shall mean that you have been deemed by a medical care provider to indefinitely be unable to perform the essential functions your position with the Company or without reasonable accommodation, such event satisfies the requirements of you becoming “disabled” under Code Section 409 and you have satisfied the Release/Certification Requirements set forth below.

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-2-

(b)Release/Certification. You shall meet the Release/Certification requirements, if: (i) within 55 days following your termination of Continuous Service because you are Permanently Disabled, you (or your legal representatives) execute and deliver a general release of claims in favor of the Company, having such form and terms as the Company shall specify, and such release becomes irrevocable, and (ii) in all cases, you have complied with all other terms of the Award Agreement.
3.5
3.6Continued Vesting on Retirement / Full Career Eligibility. In the event and for so long as you meet the Retirement/Full Career Eligibility Requirements described in Appendix B hereto at the time of your termination of Continuous Service then, subject to the terms and conditions set forth in this Award Agreement (including, but not limited to, “Section 4.5 – Right to Set Off” and Section 11.1 – Clawback” in this Award Agreement and the sections entitled “Your Obligations” and “Additional Conditions Precedent” in Appendix B to this Award Agreement) you will be eligible to continue to vest (as you otherwise would vest had you remain employed by the Company and/or an Affiliate through the Vesting Date) with respect to this Award following your termination of Continuous Service due to your qualifying Retirement/Full Career Eligibility.

3.7No Vesting on Termination of Continuous Service. In the event of the Participant’s termination of Continuous Service for any reason prior to the Vesting Date, with or without Cause, other than as described in Sections 3.2, 3.3, 3.4, or 3.5, or as determined by the Company under Section 11 of the Plan, and to the extent any Units otherwise remain Unvested Units upon the Participant’s termination of Continuous Service, the Participant shall forfeit and the Company shall automatically reacquire all Unvested Units, and the Participant shall not be entitled to any payment with respect to the shares of Common Stock or other consideration therefor. Notwithstanding the foregoing, in the event of Participant’s termination of Continuous Service by reason of Participant’s death, Disability or Involuntary Termination upon a Change in Control, in each case, following the end of the Performance Period, but prior to the Vesting Date, Participant shall vest with respect to the actual number of PSUs determined based upon the satisfaction of the applicable Performance Measure for the Performance Period.
3.8
3.9Additional Definitions. The following terms shall have the meanings set forth below:
3.10
(a)“Cause” has the meaning assigned under the Plan, but shall also include a Participant’s material violation of the Company’s written policies or procedures.

(b)“Involuntary Termination” means that a Participant experiences a termination of Continuous Service by the Company without Cause or by the Participant’s resignation for “Good Reason”.
(c)
(d) The Participant’s Termination of Continuous Service for “Good Reason” means Participant experiences any of the following (without Participant’s consent):
(e)
(i)a material diminution in the Participant’s base compensation;

(ii)a material diminution in the Participant’s authority, duties, or responsibilities;

(iii)a material change (of at least 50 miles) in geographic location at which the Participant must perform the services; or

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-3-

(iv)any other action or inaction that constitutes a material breach of the terms of an applicable employment or consulting agreement (or similar agreement).
If Participant wishes to resign for Good Reason, (A) the Participant must provide the Company with a written notice describing the event which is giving rise to such right, which notice must be delivered to the Company no later than 60 days following the first occurrence of such event; (B) the Company must fail to cure such condition within 30 days of receipt of such notice and (C) Participant must resign within 30 days of the expiration of such cure period.

Except as otherwise set forth in this Section 3 or as determined by the Committee under the terms of Section 11 of the Plan, in the event of a Change in Control, no acceleration of vesting shall occur with respect to the Units granted in this Award.

4.Settlement of the Award.

4.1Issuance of Shares of Common Stock or Cash Equivalent. Subject to the provisions of Section 4.3 and Section 5 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Common Stock. Shares of Common Stock issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 4.3 or provided for in Section 29 of the Plan. At the discretion of the Committee, payment with respect to all or any portion of the Vested Units may be made in a lump sum cash payment in an amount equal to the Fair Market Value, determined as of the Settlement Date, of the shares of Common Stock or other securities or property otherwise issuable in settlement of such Vested Units.

4.2Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all shares of Common Stock acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares of Common Stock as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s heirs.

4.3Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal or state law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares of Common Stock would constitute a violation of any applicable U.S. federal or state securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the shares of Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Common Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares of Common Stock as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-4-

transfer or issuance of the shares of Common Stock to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares of Common Stock (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

4.4Fractional Shares. The Company shall not be required to issue fractional shares of Common Stock upon the settlement of the Award, and any fractional shares of Common Stock shall be distributed in an equivalent cash amount.

4.5    Right to Set Off. Although the Company expects to settle this award in share(s) of Common Stock as of the applicable vesting date, as set forth in your Award Agreement, the Company may, to the maximum extent permitted by applicable law (including Section 409A of the Code to the extent it is applicable to you), retain for itself funds or the shares of Common Stock resulting from any vesting of this Award to satisfy any obligation or debt that you owe to the Company and/or an Affiliate. Notwithstanding any bank account agreement with the Company and/or an Affiliate to the contrary, the Company will not recoup or recover any amount owed from any funds or unrestricted securities held in your name and maintained at the Company and/or Affiliate pursuant to such bank account agreement to satisfy any obligation or debt owed by you under this Award without your consent.

5.Tax Withholding and Advice.

5.1In General. Subject to Section 5.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of the Participant’s participation in the Plan (referred to herein as “Tax-Related Items”).

5.2Withholding of Taxes. The Company or any Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be reasonably necessary to satisfy such Tax-Related Items. In this regard, the Participant authorizes the Company and any Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)withholding from the Participant’s wages or other cash compensation paid to the Participant; or

(b)withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the PSUs, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or

(c)withholding in shares of Common Stock to be issued upon vesting and settlement of the PSUs; or

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-5-

(d)direct payment from the Participant.

The Company does not have any duty or obligation to minimize the Participant’s liability for Tax-Related Items arising from the Award, and, will not be liable to the Participant for any Tax-Related Items arising in connection with the Award. Finally, the Participant shall pay any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock that may be issued in connection with the settlement of the PSUs if the Participant fails to comply with his or her Tax-Related Items obligations.

5.3Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

6.Authorization to Release Necessary Personal Information.
6.1
6.2The Participant hereby authorizes and directs the Participant’s service recipient to collect, use and transfer in electronic or other form, any personal information (the “Data”), the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan (including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security number, salary, job title, number of shares of Common Stock held and the details of all Units or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Data may be transferred to the Company or any Affiliate, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom shares of Common Stock acquired upon settlement of this Award or cash from the sale of such shares of Common Stock may be deposited. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any Affiliate, or to any third parties is necessary for Participant’s participation in the Plan. The Participant may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Award, and the Participant’s ability to participate in the Plan.
7.
8.Change in Control.
8.1

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-6-

8.2In the event of a Change in Control, this Section 7 shall determine the treatment of the Units which have not otherwise become Vested Units.
8.3
8.1Effect of Change in Control on Award. In the event of a Change in Control which occurs more than 12 months following the Grant Date, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”). The number and vesting of Units shall be determined for the Adjusted Performance Period in accordance with the following:

(a)Vested Units. In the Committee’s determination of the number of Vested Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative Return Factor:

(i)The Company Total Shareholder Return shall be determined as provided by Section 2.2, except that the Average Per Share Closing Price for the thirty (30) trading day period ending on the last day of the Adjusted Performance Period shall be replaced with the price per share of Common Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Common Stock as reported on the Nasdaq Stock Market for the last trading day of the Adjusted Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to shareholders during the Adjusted Performance Period, as illustrated in Section 2.2.

(ii)The Benchmark Index Total Return shall be determined as provided by Section 2.2, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 30 trading day period ending on the last day of the Adjusted Performance Period.

(b)Vested Units. As of the last day of the Adjusted Performance Period and provided that the Participant has not experienced a termination of Continuous Service prior to such date, a portion of the Units determined in accordance with Section 7.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of such Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section. The Accelerated Units shall be settled in accordance Section 4 immediately prior to the consummation of the Change in Control.

8.2Involuntary Termination Upon or Following Change in Control. If Section 7.1 does not apply, in the event that upon or within twelve (12) months following the consummation of the Change in Control (but no earlier than the twelve month anniversary of the Grant Date), the Participant experiences an Involuntary Termination, the Units determined in accordance with Section 7.1(a) (as if Section 7.1 applied) shall be deemed Vested Units effective as of the date of the Participant’s Involuntary Termination and shall be settled in accordance with Section 4, treating the date of the Participant’s termination of Continuous Service as the Vesting Date, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock).

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-7-

8.3Internal Revenue Code Section 280G. Notwithstanding any provision of this Award Agreement to the contrary, in the event that it would be more likely than not that all or a portion of any benefit payment under this Award Agreement, alone or together with any other compensation or benefit payable to Participant, will be a non-deductible expense to the Company by reason of Code Section 280G, the Company shall reduce, but not less than zero, the benefits payable under this Award Agreement or the Plan as necessary to avoid the application of Section 280G.

9.Adjustments for Changes in Capital Structure.

The number of Units awarded pursuant to this Award Agreement is subject to adjustment as provided in Section 5 of the Plan and otherwise is subject to Section 11 of the Plan, to the extent such section does not contradict Section 7 of this Award Agreement. Upon the occurrence of an event described in Plan Section 5, any and all new, substituted or additional securities or other property to which a holder of a share of Common Stock issuable in settlement of the Award would be entitled shall be immediately subject to the Award Agreement and included within the meaning of the terms “shares of Common Stock” for all purposes of the Award. The Participant shall be notified of such adjustments and such adjustments shall be binding upon the Company and the Participant.

10.No Entitlement or Claims for Compensation.

10.1The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to participate in the Plan and to benefit from a discretionary Award. By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Units or other Awards to the Participant. The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

10.2Neither the Plan nor the Units shall be deemed to give the Participant a right to remain an employee, director or consultant of the Company or any Affiliate. The Company reserves the right to terminate the employment or service of the Participant at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and the Participant’s written employment or consulting agreement (or similar agreement) (if any), and the Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Award, Units or any other outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

11.Rights as a Shareholder.

The Participant shall have no rights as a shareholder with respect to any shares of Common Stock which may be issued in settlement of this Award until the date of the issuance of such share of Common Stock under this Award Agreement (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-8-

adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 8.

12.Miscellaneous Provisions.

12.1Clawback. In consideration of the grant of this Award, you agree that this Award is subject to any clawback under Section 27 of the Plan and the Company’s Compensation Clawback Policy (or any successor policy, the “Policy”) adopted by the Board and in effect from time to time, as permitted by law. For the avoidance of doubt, nothing in these terms and conditions in any way limits the rights of the Company and/or an Affiliate under the Policy.

12.2Amendment. The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A. No amendment or addition to this Award Agreement shall be effective unless in writing and signed by the parties to this Award Agreement.

12.3Nontransferability of the Award. Prior to the issuance of shares of Common Stock on the applicable Settlement Date, no right or interest of the Participant in the Award nor any shares of Common Stock issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

12.4Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

12.5Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

12.6Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or Affiliate at which the Participant works.

12.7Construction of Award Agreement. The Grant Notice, this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, the provisions of which are hereby made a part of Participant’s Award, and are further subject to all interpretations, amendments,

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-9-

rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. In the event of any conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

12.8Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of California, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

12.9Section 409A.

(a)Compliance with Code Section 409A. It is intended that the Performance Share Units granted hereunder be exempt from or comply with the requirements of Code Section 409A, so that none of the Units, or the resulting shares of Common Stock or compensation, if any, shall be subject to the additional tax imposed by Section 409A. The vesting and settlement of such Units are intended to qualify for the “short-term deferral” exemption from Code Section 409A. Each installment of Units that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). As such, each eligible Vested Unit shall be settled, per the terms of the Plan, the Grant Notice and this Award Agreement, within the short-term deferral period, as defined in Code Section 409A, the applicable Treasury Regulations and related guidance issued thereunder. Notwithstanding any other provision of the Plan, this Award Agreement, the Grant Notice or the Plan:
(i)The Plan, this Award Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A and any Department of Treasury regulations and other applicable guidance issued thereunder (including any regulations or guidance that may be issued after the date hereof), and any ambiguities herein shall be interpreted to so comply.
(ii) The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Units qualify for exemption from, comply with or otherwise avoid the imposition of any additional tax or income recognition under Code Section 409A; provided, however, that the Company makes no representations that the Units will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.
(b)Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Award Agreement on account of the Participant’s termination of Continuous Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Code Section 409A. Furthermore, to the extent that the Participant is a “Specified Employee” within the meaning of Code Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service that would result in the imposition of additional tax under Code Section 409A if issued to Participant on or within the six (6) month period following Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-10-

the date of the Participant’s separation from service or, if earlier, ten (10) days following the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

12.10Restrictions on Contracts and Payments for Insured Depository Institutions in Troubled Status. The parties acknowledge and agree that while the restrictions contained in the Federal Deposit Insurance Act, Section 18(k) [12 U.S.C. §1828(k)], relating to contracts for and payment of executive compensation and benefits by insured depository institutions in “troubled” condition, do not currently apply to the Company or the Participant, such provisions could apply in the future. In the event that any such restrictions or any contractual arrangement with or required by a regulatory authority require the Company to seek or demand repayment or return of any payments made to the Participant under this Award Agreement and the Plan for any reason, the Participant agrees to repay to the Company the aggregate amount of such payments no later than thirty (30) days following the Participant’s receipt of a written notice from the Company indicating that payments received by the Participant under this Award Agreement and the Plan are subject to recapture or clawback.
12.11
12.12Administration. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Units.
12.13Counterparts. The Grant Notice may be executed in counterparts, including execution by facsimile, pdf or other electronic transmission, which, when taken together, will be deemed to constitute one and the same instrument.

12.14Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-11-

APPENDIX A

ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF VESTED UNITS

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Vested Units (Per 1,000 Target Units)
25 and Over	150%	1,500
20	140%	1,400
15	130%	1,300
10	120%	1,200
9	118%	1,180
8	116%	1,160
7	114%	1,140
6	112%	1,120
5	110%	1,010
4	108%	1,080
3	106%	1,060
2	104%	1,040
1	102%	1,020
0	100%	1,000
-1	98%	980
-2	96%	960
-3	94%	940
-4	92%	920
-5	90%	900
-6	88%	880
-7	86%	860
-8	84%	840
-9	82%	820
-10	80%	800
-15	70%	700
-20	60%	600
-25	50%	500
-25 and less	0%	0

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-12-

APPENDIX A (CONTINUED)

ILLUSTRATIONS OF CALCULATION OF VESTED UNITS
PER 1,000 TARGET UNITS

Company Total Shareholder Return Exceeds Benchmark Index Total Return

Assumptions:
Target Number of Units		1,000
TCBK:
Average Per Share Closing Price (beginning)		$25.00
Average Per Share Closing Price (ending)		$30.00

KBW Regional Banking Index:
Average Closing Index Value (beginning)		$80.00
Average Closing Index Value (ending)		$90.00

Computations:

Company Total Shareholder Return	((30.00 / 25.00) - 1) x 100	20.0%

Benchmark Index Total Return	((90.00 / 80.00) - 1) x 100	12.5%

Relative Return Factor	100 + (2.0 x (20.0 – 12.5))	115.0%

Vested Units	1,000 x 115.0%	1,150

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-13-

APPENDIX A (CONTINUED)

ILLUSTRATIONS OF CALCULATION OF VESTED UNITS
PER 1,000 TARGET UNITS

Company Total Shareholder Return Is Less Than Benchmark Index Total Return

Assumptions:
Target Number of Units		1,000
TCBK:
Average Per Share Closing Price (beginning)		$25.00
Average Per Share Closing Price (ending)		$30.00

KBW Regional Banking Index:
Average Closing Index Value (beginning)		$80.00
Average Closing Index Value (ending)		$100.00

Computations:

Company Total Shareholder Return	((30.00 / 25.00) - 1) x 100	20.0%

Benchmark Index Total Return	((100.00 / 80.00) - 1) x 100	25.0%

Relative Return Factor	100 + (2.0 x (20.0 – 25.0))	90.0%

Vested Units	1,000 x 90.0%	900

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-14-

Appendix B to Performance Award Agreement
Termination of Employment
Except as explicitly set forth under “Section 3 - Vesting” of the Award Agreement and this Appendix B, any Unvested Units outstanding under this Award will be cancelled effective on the termination of your Continuous Service for any reason.
Subject to these terms and conditions (including, but not limited to, “Sections 4.5 – Right to Set Off” and “Section 11.1 - Clawback” in the Award Agreement, and the Sections “Your Obligations” and “Additional Conditions Precedent” in this Appendix B), however, a portion of your PSUs will be eligible to continue vesting as if you were still employed by the Company or an Affiliate through the Vesting Date if the following circumstances apply to you:
Retirement/Full Career Eligibility
Your PSUs under this Award may be eligible for continued vesting upon your qualified retirement if the Chief Executive Officer (or, if you are the Company’s Chief Executive Officer, the Committee or its nominee) determines, in their sole discretion, that:
•you voluntarily terminated your Continuous Service with the Company and/or an Affiliate, and
•you had completed at least ten (10) years of Continuous Service with the Company and/or an Affiliate immediately preceding your termination date, and
•your age on your date of termination equaled or exceeded sixty-five (65) and
•you provided at least six (6) months advance written notice to the Company of your intention to voluntarily terminate your employment under this provision, during which notice period you provided such services as requested by the Company and/or an Affiliate in a cooperative and professional manner and you did not perform any services for any other employer, and
•continued vesting shall be appropriate, which determination shall be made prior to your termination and will be based on your performance and conduct (before and after providing notice), and
•you satisfied the Release/Confirmation Requirements set forth below.
After receipt of such advance written notice, the Company and/or an Affiliate may choose to have you continue to provide services during such six (6) month period as a condition to continued vesting or may, in its sole discretion, elect to shorten the length of the six (6) month period to a date no earlier than the date you would otherwise meet the age and service requirements.
Portion of Your PSUs Subject to Continued Vesting Following Retirement
If you meet the requirements of this Appendix B, the number of PSUs under this Award that will be eligible to continue vesting following the termination of your Continuous Service, if any, will be a percentage of the PSUs that would have vested if your Continuous Service had continued through the Vesting Date (as determined in accordance with the Award Agreement and

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-15-

Appendix A) based on your years of Continuous Service preceding your termination of Continuous Service, as follows:
•0% if you have less than 10 years of Continuous Service,
•20% if you have at least 10 but less than 11 years of Continuous Service,
•40% if you have at least 11 but less than 12 years of Continuous Service,
•60% if you have at least 12 but less than 13 years of Continuous Service,
•80% if you have at least 14 but less than 15 years of Continuous Service, or
•100% if you have 15 or more years of Continuous Service.
There is no pro rata credit for partial years of Continuous Service.
The portion of your Award that is subject to continued vesting upon your qualifying retirement is referred to as the “CV Award.” Any portion of your Award that does not continue to vest hereunder will, upon the date of your Termination of Continuous Service, be immediately cancelled and forfeited as of such date without any payment or other consideration therefor.
So, for example, if you have 11.5 years of Continuous Service immediately preceding your termination of Continuous Service and the Committee determines that, based on the degree of achievement of the Performance Measures and the terms of Appendix A, the number of vested PSUs under your Award would be 110 PSUs, then you would be entitled to 44 PSUs (i.e., 40% of 110 PSUs), subject to potential adjustment described in this Appendix B.
Release/Confirmation
To qualify for continued vesting after your termination of Continuous Service as described in this Appendix B:
•you must timely execute and deliver a release of claims in favor of the Company and its Affiliates, having such form and terms as the Company shall specify within 55 days of the termination of your Continuous Service,
•prior to the termination of your Continuous Service, you must confirm with management that you meet the eligibility criteria (including providing at least nine (9) months advance written notification), advise that you are seeking to be treated as an individual eligible for “Retirement/Full Career Eligibility”, and receive written consent to such continued vesting, and
•in all cases, you must comply with all other terms of the Award Agreement. (See section captioned “Your Obligations”.)
Your Obligations
In consideration of the grant of this CV Award, you agree to comply with and be bound by the obligations set forth below next to the subsections captioned “--Confidentiality & Non-Solicitation”, “--False Statements”, “--Cooperation”, “--Compliance with Award Agreement” and “--Notice Period.”
•Confidentiality & Non-Solicitation

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-16-

You will not, either during your Continuous Service with the Company and/or an Affiliate or thereafter, directly or indirectly use or disclose to anyone any Confidential Information (as defined herein) related to the Company and/or an Affiliate’s business or its customers except as explicitly permitted by the TriCo Bancshares Code of Ethics and Business Conduct Policy (as amended or replaced from time to time, the “Code of Conduct”) and applicable policies or law or legal process. “Confidential Information” includes but is not limited to: (i) information received by the Company and/or an Affiliate from third parties under confidential conditions; (ii) intellectual property and trade secrets, technical, product, business, financial, or development information from the Company and/or an Affiliate, the use or disclosure of which reasonably might be construed to be contrary to the interest of the Company and/or an Affiliate; or (iii) other proprietary information or data, including, but not limited to, customer lists and information. In addition, following your termination of employment, you will not, without prior written authorization, access the Company and/or an Affiliate’s private and internal information through telephonic, intranet or internet means.
If you are required by law or requested to provide information to any private party, including the news media, related to your or anyone else’s employment with the Company and/or an Affiliate, you will, in advance of providing any response (to the extent lawfully permitted), and within five days of receiving any such legal demand or request, provide written notice to the Company and/or an Affiliate. Additionally, you agree to cooperate with the Company and/or an Affiliate in connection with the request for such information to the extent lawfully permitted.
•False Statements
You will not, either during your Continuous Service with the Company and/or an Affiliate or thereafter, make any untrue statements, such that they are made with knowledge of their falsity or with reckless disregard for their truth or falsity, about the Company and/or an Affiliate, its employees, officers, directors or shareholders as a group in verbal, written, electronic or any other form.
•Cooperation
You will cooperate with any Company and/or Affiliate investigation, inquiry, or litigation, and provide full and accurate information to the Company and/or an Affiliate and its counsel with respect to any matter that relates to issues or events about which you may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable out-of-pocket expenses incurred by you.
•Compliance with Award Agreement
You will provide the Company and/or an Affiliate with any information reasonably requested to determine compliance with the Award Agreement, and you authorize the Company and/or an Affiliate to disclose the terms of the Award Agreement to any third party who might be affected thereby, including your prospective employer.

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-17-

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-18-

Additional Conditions Precedent
•Detrimental Conduct, Risk Related and Other Cancellation/Recapture
In addition to the cancellation provisions described under Sections “4.5 - Right to Set Off” and “11.1 - Clawback” in the Award Agreement, up to 100% of continued vesting of your PSUs under this CV Award is further subject to the condition that neither the Company nor an Affiliate in its sole discretion determines that:
oAny of the following detrimental and risk-related conduct has occurred:
you engaged in conduct detrimental to the Company and/or an Affiliate insofar as it causes material financial or reputational harm to the Company and/or an Affiliate or its business activities, or this CV Award was based on materially inaccurate performance metrics, whether or not you were responsible for the inaccuracy, or this CV Award was based on a material misrepresentation by you, or you improperly or with gross negligence failed to identify, raise or assess, in a timely manner and as reasonably expected, risks and/or concerns with respect to risks material to the Company and/or an Affiliate or its business activities, or your Continuous Service was terminated for Cause or, in the case of a determination after the termination of your Continuous Service, that your Continuous Service could have been terminated for Cause, or oyou have failed to comply with any of the advance notice/cooperation requirements or employment restrictions applicable to your termination of Continuous Service, or oyou have failed to sign and return the release described under the section captioned “Release/Confirmation” by the specified deadline, or oyou have violated any of the provisions as set forth above in the section captioned “Your Obligations”.
The term “Cause,” has the meaning set forth in the Plan, but for purposes of this Appendix B also includes your willful, continued and unreasonable failure to perform your duties or obligations under this Appendix B.
•Performance Assessment
Up to 75% of your CV Award may be cancelled if the Chief Executive Officer of the Company determines in his or her sole discretion that cancellation of up to 75% of the CV Award is appropriate in light of either or both of the following factors:
oYour performance in relation to the priorities for your position have been unsatisfactory for a sustained period of time, or
oYour conduct is not consistent with the Company’s expectations as documented in the Code of Conduct or the applicable ethics and conduct sections of the Company’s and/or Affiliate’s Employee Handbook.

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-19-

Any determination above with respect to these performance provisions is subject to ratification by the Committee. In the case of an award to the Chief Executive Officer, all such determinations shall be made by the Committee and ratified by the Board.

•Company Performance

If the Company’s pre-tax provision income is negative for any of the four calendar quarters immediately preceding the date of the termination of your Continuous Service, then (1) only 25% of such portion of your CV Award shall be eligible for vesting on the Vesting Date and (2) the remaining 75% of such portion of your CV award shall be automatically canceled and forfeited.

•Recovery
In addition, you may be required to pay the Company and/or an Affiliate up to an amount equal to the fair market value (determined as of the Vesting Date) of the gross number of shares of Common Stock previously distributed under this CV Award as follows:
oPayment may be required with respect to any shares of Common Stock distributed within the three year period prior to a notice-of-recovery under this section, if the Company and/or an Affiliate in its sole discretion determines that:
you committed a fraudulent act, or engaged in knowing and willful misconduct related to your employment, or you violated any of the provisions as set forth above in the section captioned “Your Obligations”, or you violated the restrictions and conditions set forth in this Appendix B following the termination of your employment.
Notice-of-recovery under this subsection is a written (including electronic) notice from the Company and/or an Affiliate to you either requiring payment under this subsection or stating that the Company is evaluating requiring payment under this subsection. Without limiting the foregoing, notice-of-recovery will be deemed provided if the Company makes a good faith attempt to provide written (including electronic) notice at your last known address maintained in the Company’s and/or an Affiliate’s employment records. For the avoidance of doubt, a notice-of-recovery that the Company is evaluating requiring payment under this subsection shall preserve the Company’s rights to require payment as set forth above in all respects and the Company shall be under no obligation to complete its evaluation other than as the Company may determine in its sole discretion.
For purposes of this subsection, shares of Common Stock distributed under this CV Award include shares of Common Stock withheld for tax purposes. However, it is the Company’s intention that you only be required to pay the amounts under this subsection with respect to shares of Common Stock that are or may be received by you following a determination of tax liability and that you will not be required to pay amounts with respect to shares of Common Stock representing irrevocable tax withholdings or tax payments previously made (whether by you or the Company and/or an Affiliate) that you

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-20-

will not be able to recover, recapture or reclaim (including as a tax credit, refund or other benefit). Accordingly, the Company will not require you to pay any amount that the Company or its nominee in his or her sole discretion determines is represented by such withholdings or tax payments.
Payment may be made in shares of Common Stock or in cash. You agree that any repayment will be a lawful recovery under the terms and conditions of your Award Agreement and is not to be construed in any manner as a penalty.
Nothing in the section in any way limits your obligations under “Section 11.1 - Clawback” in the Award Agreement.
•Right to an Injunction
You acknowledge that a violation or attempted violation of any of the provisions set forth in “Your Obligations” set forth herein will cause immediate and irreparable damage to the Company and/or an Affiliate, and therefore agree that the Company and/or an Affiliate shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of any of the provisions set forth in “Your Obligations”; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies the Company and/or an Affiliate may have under law or equity.
•Suspension of Vesting
To the extent provided under “Section 11.2 – Amendment” in the Award Agreement, the Company reserves the right to suspend vesting of the CV Award and/or distribution of shares of Common Stock under the CV Award, including, without limitation, during any period that the Company is evaluating whether the CV Award is subject to cancellation and/or recovery and/or whether the conditions for distributions of shares of Common Stock under the CV Award are satisfied. The Company is not responsible for any price fluctuations during any period of suspension and, if applicable, suspended units will be reinstated consistent with Plan administration procedures. See “Section 10 - Rights as a Shareholder” in the Award Agreement.
Limitation on Restrictions and Conditions
Nothing in this Appendix B precludes you from reporting to the Company and/or an Affiliate’s management or directors, the government, a regulator, a self-regulatory agency, your attorneys or a court, conduct you believe to be in violation of the law or concerns of any known or suspected Code of Conduct violation. It is also not intended to prevent you from responding truthfully to questions or requests from the government, a regulator or in a court of law. The Company hereby provides, and you hereby acknowledge, the following notifications in accordance with the Federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)):

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-21-

    (i) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
    (ii) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

2025 Exec PSU Grant Notice/Agreement for 2024 Plan - Final	-22-